EXHIBIT 99.906 CERT

SECTION 906 CERTIFICATIONS

Kevin S. McCarthy, Principal Executive Officer, and Terry A. Hart, Principal Financial Officer, of Kayne Anderson MLP Investment Company (the “Company”), each certify to his knowledge that:

1.	The Company’s periodic report on Form N-CSR for the semi-annual period ended May 31, 2014 (the “Report”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operation of the Company.

July 30, 2014

/s/ KEVIN S. MCCARTHY	/s/ TERRY A. HART
Kevin S. McCarthy	Terry A. Hart
Chairman of the Board of Directors,	Chief Financial Officer and Treasurer
President and Chief Executive Officer